EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Jim O’Shea Chief Executive Officer 503-692-8001 ext. 4161	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132
John Baldissera BPC Financial Marketing 800-368-1217

BIOJECT REPORTS FIRST QUARTER 2006

 FINANCIAL RESULTS

PORTLAND, OR – May 3, 2006 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter ended March 31, 2006.

For the quarter ended March 31, 2006, Bioject reported revenues of $1.7 million compared to $3.3 million reported in the comparable year-ago quarter.  Product sales decreased $1.6 million from the first quarter of 2005 due to lower sales of the Vetjet® product to Merial in 2006 compared to 2005 as a result of Merial’s inventory build up of approximately $900,000 in the first quarter of 2005 for the initial launch of the Vetjet® product into the veterinary market and lower sales to Serono and Amgen than in the 2005 quarter, offset by increased sales of $200,000 to Chronimed and Ferring.  License and technology fees remained constant year over year.

The Company reported quarterly operating and net losses of $2.5 million and $2.6 million, respectively, in the first quarter of 2006 compared to operating and net losses of $1.9 million and $2.0 million, respectively, in the comparable year-ago period.  The higher operating loss reflects one-time severance costs of $720,000 as a result of the Company’s restructuring during the first quarter of 2006.

Basic and diluted net loss per share for the quarter ended March 31, 2006 was $0.18 share on 14.1 million weighted average shares outstanding compared to a net loss of $0.15 per share on 13.7 million weighted average shares outstanding for the same period last year.

The Company’s cash, cash equivalents and marketable securities balances increased to $3.9 million at March 31, 2006 as a result of the debt financings completed in the first quarter. In addition, in April 2006, the Company received proceeds from the sale of the New Jersey headquarters.  The cash received was used to pay down the Company’s outstanding debt by approximately $1.1 million as was required by the terms of the Company’s preexisting debt agreement.

“During the first quarter, we received $2.75 million in debt financing and completed our corporate restructuring, which will reduce our annual expenses by approximately $1.2 million going forward.  Assuming we receive shareholder approval of our proposed Series E Preferred Stock financing and the closing conditions for that financing are satisfied, $1.5 million of this debt will convert into equity and we will receive an additional $3.0 million in equity financing. As we mentioned on our fourth quarter 2005 earnings call, we anticipated reduced first quarter product sales from our customers due to high inventory balances and an increased net loss for the first quarter of 2006 due to the lower revenues and the one-time charge of approximately $720,000 associated with the restructuring,” said Jim O’Shea, CEO. “Looking forward, we anticipate product sales to increase over the next few quarters based upon our customers’ estimates and we remain comfortable with the previously given 2006 revenues and operating loss guidance.”

“While license and development fees remained flat in the first quarter of 2006 compared to the comparable quarter of 2005, we expect to see increased revenues as we are able to recognize the development fees from our existing collaborations over the next several quarters. Our business development pipeline remains strong for future product development and commercialized products,” concluded O’Shea.

The Company will conduct a conference call to review first-quarter results for the quarter ended March 31, 2006 on Thursday May 4, 2006 at 10:00 a.m. Eastern Standard Time.  The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to future product sales, development fees and royalties, future revenues and earnings, reduction of operating expenses and new or additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™  SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, the uncertainty of shareholder approval of the Series E Preferred Stock,  uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology,  uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce its products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s  business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s  business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2006	2005
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$1,259	$2,867
Licensing and technology fees	435	386
	1,694	3,253
Operating Expenses
Manufacturing	1,436	2,442
Research and development	1,033	1,746
Selling, general and administrative	1,688	987
Total operating expenses	4,157	5,175

Operating loss	(2,463)	(1,922)
Interest expense, net	(133)	(94)
Net loss allocable to common shareholders	(2,596)	(2,016)

Basic and diluted net loss per common share	$(0.18)	$(0.15)

Shares used in per share calculations	14,051,395	13,740,141

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data  (Unaudited)

(In thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$2,403	$1,046
Marketable securities	1,500	1,500
Accounts receivable	497	2,390
Inventories	1,944	1,498
Assets held for sale	1,104	1,104
Other	985	426
	8,433	7,964

Property and equipment, net	4,446	4,559
Goodwill	94	94
Other assets, net	1,270	1,329

Total assets	$14,243	$13,946

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term note payable	$3,417	$961
Current portion of long-term debt	1,750	1,083
Accounts payable and accrued liabilities	2,353	1,866
Deferred revenue	1,476	1,908
	8,996	5,818
Long term liabilities:
Long-term debt	—	917
Deferred revenue	318	318
Other long-term liabilities	346	350

Shareholders’ equity:
Preferred stock	1,879	1,879
Common stock	111,341	110,704
Accumulated deficit	(108,637)	(106,040)
	4,583	6,543

Total liabilities and shareholders’ equity	$14,243	$13,946

####